UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2016

WESTBURY BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35871	46-1834307
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

200 South Main Street, West Bend, Wisconsin	53095
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (262) 334-5563

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 8.01.	Other Events.

On February 9, 2016, Westbury Bancorp, Inc. (the “Company”) announced that its Board of Directors had authorized a stock repurchase program pursuant to which the Company intends to purchase 422,906 shares of its issued and outstanding common stock, which represents approximately 10% of its issued and outstanding shares of common stock as of the date hereof. The repurchase program will commence immediately. The timing of the purchases will depend on certain factors, including, but not limited to, market conditions and prices, available funds and alternative uses of capital. The stock repurchase program may be carried out in accordance with Securities and Exchange Commission Rule 10b-18 through open-market purchases, block trades, negotiated private transactions and pursuant to a trading plan that may be adopted in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. Any repurchased shares will be held by the Company as authorized but unissued shares.
In connection with the authorization of this stock repurchase program, the Board of Directors of the Company announced the completion of the Company’s existing stock repurchase program, which had authorized the Company to purchase up to 200,000 shares of its issued and outstanding common stock. The Company purchased a total of 200,000 shares of its common stock at a weighted average price of $18.42 per share under this stock repurchase program.
A copy of the press release is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. None.

(d)	Exhibits.
99.1 Press release dated February 9, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTBURY BANCORP, INC.
DATE: February 9, 2016	By:	/s/ Kirk J. Emerich
Kirk J. Emerich
Executive Vice President and Chief Financial Officer